UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Body Central Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2014 annual meeting of stockholders of Body Central Corp., or the Company will be held at the River Club, One Independent Drive, 35th Floor, Jacksonville, Florida 32202, on Wednesday, May 14, 2014 beginning at 9:00 a.m. eastern time.
The annual meeting will be held for the following purposes:
1.     to elect the two nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2017 or until their successors have been elected and qualified;
2.     to approve an advisory resolution approving executive compensation for fiscal year 2013;
3.     to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered certified public accounting firm for fiscal year 2014;
4. to approve the Second Amended and Restated 2006 Equity Incentive Plan; and
5.     to transact any other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 17, 2014 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.
It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By Order of the Board of Directors,

Timothy J. Benson
Secretary

Dated: April 4, 2014

Body Central Corp.
6225 Powers Avenue
Jacksonville, Florida 32217

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2014

PROXY STATEMENT

The board of directors of Body Central Corp. is soliciting proxies to be voted at the annual meeting of stockholders to be held on Wednesday, May 14, 2014, beginning at 9:00 a.m., eastern time, at the River Club, One Independent Drive, 35th Floor, Jacksonville, Florida 32202, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying form of proxy and the Company’s annual report are being sent to stockholders on or about April 4, 2014.
NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
In accordance with regulations adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 4, 2014, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING
Why did I receive these materials?
Our board of directors is soliciting proxies for the 2014 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock at the close of business on March 17, 2014, which we refer to as the record date, and that entitles you to receive notice of and to vote at the annual meeting. By use of a proxy, you can vote whether or not you attend the annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board of directors and committees of the board of directors, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.
If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?
If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs.
If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.
Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the annual meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:
Body Central Corp.
Attn: Timothy J. Benson
6225 Powers Avenue
Jacksonville, Florida 32217
(904) 737-0811
If you hold your shares in an account at a brokerage firm or bank participating in a "street name" program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.
If you choose to receive your proxy materials by accessing the Internet, then before next year's annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.
How can I obtain paper copies of the proxy materials, Annual Report on Form 10-K and other financial information?
Stockholders can access our proxy statement, Annual Report on Form 10-K and other filings with the SEC, our corporate governance policies, and other stockholder information on the investor relations page of our website www.bodycentral.com (also accessible under the URL www.bodyc.com).
If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:
Body Central Corp.
Attn: Timothy J. Benson
6225 Powers Avenue
Jacksonville, Florida 32217
(904) 737-0811

We will also furnish any exhibit to the Annual Report on Form 10-K for the year ended December 28, 2013, if specifically requested.
Who is entitled to vote at the annual meeting?
Holders of common stock as of the close of business on the record date, March 17, 2014, will receive notice of, and be eligible to vote (in person or by proxy) all of the shares that they held on that date at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 16,634,095 shares of common stock.
How many votes do I have?
Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the annual meeting. There is no cumulative voting.
Who can attend the annual meeting?
Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification may be required (a valid driver's license, state identification or passport). If a stockholder's shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the annual meeting will be on a first-come, first-served basis.
Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

How many shares must be present to hold the annual meeting?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock issued and outstanding on the record date will constitute a quorum, permitting the conduct of business at the annual meeting.
Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of a quorum.
How do I vote?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the annual meeting. If you attend the annual meeting in person, you may vote at the annual meeting and your proxy will not be counted. You can vote by proxy by any of the methods described below.
Our board of directors has designated Brian Woolf, the Company's Chief Executive Officer and Timothy J. Benson, the Company's Senior Vice President, Finance, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.
Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a "street name" capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern time, on May 13, 2014. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.
Voting by Proxy Card.    Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.
If you hold your shares in "street name," you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the annual meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.
Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals designated as proxies will vote your shares FOR the ratification of our auditors. The board of directors and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
Can I change my vote?
Yes. If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the annual meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the annual meeting in person and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.
How are we soliciting this proxy?
We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have hired Morrow & Co., LLC., a proxy solicitation firm to assist us in soliciting proxies for a fee of $8,000 plus reimbursement for certain out-of-pocket expenses. The cost of the solicitation process will be borne by us. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.
Will stockholders be asked to vote on any other matters?
To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the annual meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.
What vote is required to approve each proposal in this proxy?
Proposal 1 - Election of Directors
Directors are elected by a plurality of the votes cast at the annual meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
Proposal 2 - Advisory Resolution on Executive Compensation
The advisory resolution on executive compensation, commonly referred to as a "say-on-pay" resolution, is non-binding on the board of directors. Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program.
Proposal 3 - Ratification of the Appointment of PricewaterhouseCoopers LLP
The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for fiscal 2014 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting.
Proposal 4 - Approval of the Second Amended and Restated 2006 Equity Incentive Plan

The approval of the Second Amended and Restated 2006 Equity Incentive Plan requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting.
How are votes counted?
For the election of directors proposal, you may vote "FOR" all or some of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. You may not cumulate your votes for the election of directors. For all other proposals, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions are considered to be present and entitled to vote at the annual meeting and, therefore, will have the effect of a vote against the advisory resolution on executive compensation, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for fiscal year 2014 and the approval of the Second Amended and Restated 2006 Equity Incentive Plan.
If you hold your shares in street name, the Company has supplied copies of its proxy materials for its annual meeting to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of PricewaterhouseCoopers LLP as our independent auditor without receiving voting instructions from you. In contrast, all other proposals are "non-discretionary" items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any vote because in tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a registered stockholder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the results?
We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding beneficial ownership of the Company's common stock, as of March 17, 2014 by:
•each person or group of affiliated persons known by the Company to own more than 5% of our outstanding shares of common stock;
•each of our directors and nominees;
•each of our named executive officers identified in the Summary Compensation Table set forth below under the Compensation Discussion and Analysis; and
•all of our directors and executive officers as a group.
The table lists the number of shares and percentage of shares beneficially owned based on 16,634,095 shares of common stock outstanding as of March 17, 2014. The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
5% Stockholders:
Tieton Capital Management (2)	1,402,025	8.4%
Capital World Investors (3)	1,080,000	6.5%
BlackRock, Inc. (4)	1,051,247	6.3%
Executive Officers and Directors
Brian Woolf (5)	245,233	1.5%
Thomas W. Stoltz (6)	78,208	*
Donna R. Ecton	22,007	*
Robert Glass	14,969	*
David A. Katz	12,151	*
Michael Millonzi (7)	12,500	*
Patti Simigran (8)	11,517	*
Scott M. Gallin	7,855	*
Jennifer Crites Salopek	4,161	*
Fred Lamster	—	*
Andrea Jackson (9)	—	*
Beth Angelo (10)	—	*
All Directors, director nominees and executive officers as a group (thirteen persons)	408,601	2.4%

* Less than one percent

(1)
For the purposes of calculating beneficial ownership for this table, shares underlying options that will vest within 60 days after March 17, 2014 are deemed outstanding. Unless otherwise indicated below, the business address of each of our named executive officers and directors is 6225 Powers Avenue, Jacksonville, Florida 32217.

(2)
Information based on Schedule 13G filed on January 10, 2014. Tieton Capital Management ("Tieton"), 4700 Tieton Drive, Suite C, Yakima, WA 98908, an investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E), has sole voting power and sole disposition power over the shares.

(3)
Information based on Schedule 13G filed on February 13, 2014. Capital World Investors ("Capital World"), 333 South Hope Street, Los Angeles, CA 90071, an investment advisor registered in accordance with Section 240.13d-1(b)(1)(ii)(E), has sole voting power and sole disposition power over the shares.

(4)
Information based on Schedule 13G/A filed on January 28, 2014. BlackRock Inc., 40 East 52nd Street, New York, NY 10022, is a parent holding company or controlled person in accordance with Rule 13d-1(b)(1)(ii)(G), has sole voting power of 1,027,708 shares and has sole disposition power of 1,051,247 shares.

(5)	Includes 18,750 shares of common stock issuable upon exercise of options exercisable within 60 days of March 17, 2014.

(6)	Includes 11,296 shares of common stock issuable upon exercise of options exercisable within 60 days of March 17, 2014.

(7)	Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 17, 2014.

(8)	Includes 1,563 shares of common stock issuable upon exercise of options exercisable within 60 days of March 17, 2014

(9)	Ms. Jackson separated from the Company effective January 6, 2014. All unvested equity was canceled upon separation.

(10)	Ms. Angelo separated from the Company effective February 22, 2013. All unvested equity was canceled upon separation and all unexercised vested options were forfeited 90 days after separation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the Nasdaq Global Market, or NASDAQ. Based on a review of the SEC filed ownership reports during fiscal year 2013, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2013, except for a late Form 4 reporting of the stock option grants made to Fred Lamster related to his initial grant dated July 15, 2013.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
The Company's amended and restated bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is six. As provided under our certificate of incorporation, the board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.
The term for two directors, Scott M. Gallin and Donna R. Ecton, will expire at the annual meeting. Scott M. Gallin and Donna R. Ecton are the only individuals that our board of directors has nominated for election to the board of directors at the annual meeting. Directors elected at the annual meeting will hold office for a three-year term expiring at the annual meeting in 2017 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). Each of the nominees is currently serving as a director of the Company.
Each of the nominees has indicated to the Company that he or she will be available to serve as a director. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the board of directors may, prior to the annual meeting, (i) reduce the size of the board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees and directors.
In selecting directors, we consider factors that are in our best interests and those of our stockholders, including diversity of backgrounds, experience and competencies that our board of directors desires to have represented. These competencies include: independence; adherence to ethical standards; the ability to exercise business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our board of directors together with any core competencies or technical expertise necessary for our committees. We believe that each director and director nominee possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our board of directors.
The experience, qualifications, attributes and skills that caused the corporate governance and nominating committee and the board of directors to determine that the persons should serve as a director of our Company are described in each director nominee's and each director's biography below.
Director Nominees for Three Year Terms That Will Expire in 2017:
Scott M. Gallin, age 41, has served as a member of our board of directors since October 2006. Mr. Gallin has been a managing director of PineBridge Investments, a multi-strategy investment manager, where he has worked since 2002. Additionally, Mr. Gallin is an adjunct professor of finance and economics at Columbia Business School, where he has taught courses since 2003 on private equity. He has also previously taught at the University of California, Berkeley's Haas School of Business and at the Tsinghua University in Beijing, China. Mr. Gallin has served on the board of directors of Flash Global Logistics, a global supply logistics company, a private company, since April 2007. Mr. Gallin has also served on the Board of Directors of Convergent Surgical Partners, Inc. since January of 2013. Mr. Gallin previously served on the boards of directors of Faith Media Holdings, a media company, from June 2006 to December 2006, Best Brands Corp., a distributor and manufacturer of baking products, from December 2006 to March 2010, Everest Connections, a broadband communications company, from June 2006 to February 2008, Medispectra Inc., a medical device company, from February 2007 to June 2007, and Legendary Pictures, a motion picture production company, from June 2009 to September 2010, each a private company. Prior to joining PineBridge, he worked for Kluge & Co., an affiliate of Metromedia Company that is responsible for executing and managing venture-stage, growth equity and buyout transactions. Mr. Gallin received B.A. and M.A. degrees in 1995 from the University of Pennsylvania and an M.B.A. degree in 2002 from Columbia Business School. He was awarded a Fulbright Scholarship in 1995. As a professor and a professional with more than 15 years of experience in the private equity sector and with experience serving on numerous boards, Mr. Gallin brings to our board of directors a strong financial and business acumen.

   Donna R. Ecton, age 66, has served as a member of our board of directors since May 2011, and as our chairman of the board since May 2013. Ms. Ecton is chairman and chief executive officer of the management consulting firm EEI Inc., which she founded in 1998. Ms. Ecton has been a member of the board of directors of CVR GP, LLC, the general partner of CVR Partners, LP, a nitrogen fertilizer business, since March 2008, and KAR Auction Services, Inc., a leading provider of vehicle auction services in North America, since December 2013. Ms. Ecton served as a board member of H&R Block, Inc. from 1993 to 2007, a board member of PETsMART, Inc. from 1994 to 1998, PETsMART's chief operating officer from 1996 to 1998, and as chairman, president and chief executive officer of Business Mail Express, Inc., a privately held expedited print/mail business, from 1995 to 1996. Ms. Ecton was president and chief executive officer of Van Houten North America Inc. from 1991 to 1994 and Andes Candies Inc. from 1991 to 1994. She has also held senior management positions at Nutri/System, Inc. and Campbell Soup Company. Ms. Ecton is a member of the Council on Foreign Relations in New York City. She was also elected to and served on Harvard University's Board of Overseers. Ms. Ecton received a B.A. in economics from Wellesley College and an M.B.A. from the Harvard Graduate School of Business Administration. Ms. Ecton brings to our board of directors over 40 years of business experience, including her experience in the retail sector and prior service as a director of several public companies.
Required Vote:
Directors are elected by a plurality of the votes cast at the annual meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.
Recommendation of the Board of Directors:
        Our board of directors unanimously recommends that our stockholders vote "FOR" each of the director nominees listed above.
Directors Not Being Elected in 2014:
The directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.
Directors Whose Terms Will Expire in 2015:
        David A. Katz, age 42, has served as a member of our board of directors since February 16, 2012. Mr. Katz is the founder and chief executive officer and member of the board of directors of Sports Media Ventures, Inc., a leading digital sports company which owns and operates the ThePostGame.com. Prior to founding Sports Media Ventures, Inc. in 2007, Mr. Katz served as the head of sports and entertainment at Yahoo! Inc. from 2005 to 2006, and as senior vice president, strategic planning and interactive ventures for CBS from 1997 to 2005. Mr. Katz was a management consultant with McKinsey & Company in New York from 1995 to 1997. Mr. Katz currently serves on the advisory boards of the University of Southern California's Center for the Digital Future and the Wharton Sports Business Initiative. Mr. Katz earned a B.S. in Economics from the Wharton School at the University of Pennsylvania and a Master's Degree in Management Studies from Cambridge University. Mr. Katz brings to our board of directors significant knowledge of digital content, marketing and website development.
        Brian Woolf, age 65, was appointed Chief Executive Officer on February 5, 2013. In connection with his appointment as the Company's Chief Executive Officer, the Company's board of directors appointed Mr. Woolf as a member of the Company's board of directors to fill a prior vacancy, effective as of February 5, 2013. Prior to joining the Company, Mr. Woolf was Group President for Lane Bryant, Lane Bryant Outlet Stores and Cacique from March 2011 until September 2012. In this role, he led all aspects of the business including merchandising, sourcing, design and store operations. Mr. Woolf previously served as President of Lane Bryant from July 2008 until March 2011. Mr. Woolf previously spent eight years from October 2000 to January 2008 as the Chairman of the Board and Chief Executive Officer of Cache. He has also served as EVP, Merchandising for The Limited from 1999 to 2000 and spent over 20 years at Macy's/Federated Department Stores at the start of his career. Mr. Woolf earned a B.A. degree from New York University and attended New York University Graduate School of Business.
Directors Whose Terms Will Expire in 2016:
        Robert Glass, age 66, has served as a member of our board of directors since August 2012. Mr. Glass has 38 years of retail leadership experience, most recently serving as President-COO and CFO at Loehmann's for 16 years, from 1994 until his retirement in June 2010. During Mr. Glass's tenure at Loehmann's, he led the company through an IPO, two private transactions and an organizational and financial restructuring. Mr. Glass's professional experience, prior to Loehmann's, included CEO of Valley Advisors, a privately held furniture retailer, COO of Thrifty Drug, a $2 billion retail drug store chain, and COO and CFO of Gold Circle Stores, a Division of Federated Department Stores. Mr. Glass received an MBA degree from Baruch College of the City University of New York.
     Jennifer Crites Salopek, age 50, has served on our board since February 2014. Ms. Salopek has served as board chairperson, leadership executive and independent strategic advisor to leading companies in the retail and apparel industries. Her previous positions include Chairman of the Board of Charlotte Russe Holdings, Inc.; Executive Vice President at Tommy Hilfiger, responsible for strategic planning, brand positioning and business development; Senior Vice President of Retail at Calvin Klein, responsible for the company's global network of retail stores and prior to that, Vice President, strategic planning and brand positioning. Ms. Salopek was a lead strategy partner in the management consulting practice of PricewaterhouseCoopers and after IBM’s acquisition of PwC Consulting, she was Co-Director for IBM’s Institute for Business Value, a global think tank for the development of industry insights and progressive thought leadership. Ms. Salopek holds a B.S. and an M.B.A. from The Ohio State University.
Other than Mr. Glass, none of our directors has served on a board of directors of a company that has filed a petition under the federal bankruptcy laws or any state insolvency laws in the last 10 years. Mr. Glass was the President-COO and CFO at Loehmann's from 1994 until his retirement in June 2010. Loehmann's filed a petition under the federal bankruptcy laws in November of 2010.
CORPORATE GOVERNANCE
Board Composition
Our amended and restated bylaws provide that our board of directors consists of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our board of directors currently consists of six members. As provided under our certificate of incorporation, our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders.
Upon expiration of the term of a class of directors, directors for that class will be elected for a new three-year term at the annual meeting of stockholders in the year in which the term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. Any vacancies on our board of directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors makes it more difficult for a third party to acquire control of our Company.
Board Leadership Structure
Ms. Ecton, a non-employee, independent director, serves as Chairman of our board of directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his or her position, as well as the commitment required to serve as our Chairman. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.
While our amended and restated bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time.
Board Role in Risk Oversight
Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee regularly reports to our board of directors with respect to its oversight of these important areas. Our compensation committee is responsible for overseeing the risks associated with our compensation policies and practices. Our corporate governance and nominating committee is responsible for planning and managing the risks associated with succession planning.
Compensation Policies and Practices and Risk Management
The board of directors considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the board of directors does not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, the Company's annual cash bonus awards represent only a portion of eligible employees' total compensation and are tied to both corporate performance measures and individual performance. Furthermore, the payout opportunities under the annual cash bonus plan are capped, and both the specific metrics and the required performance goals are reviewed and approved by the compensation committee of the board of directors, or the Compensation Committee. The board of directors believes that the annual cash bonus awards appropriately balance risk with the desire to focus eligible employees on specific goals important to the Company's success and do not encourage unnecessary or excessive risk taking.
The compensation committee also provides named executive officers as well as other key employees long-term equity awards to help further align their interests with the Company's interests and those of our stockholders. The board of directors believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee's tenure or at various intervals to provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives and senior managers have significant value tied to the Company's long-term corporate success and performance. In addition, as part of its 2011compensation review, the compensation committee established stock ownership guidelines for our non-employee directors effective September 2011 and named executive officers effective March 2012. These guidelines, as revised for our officers in March 2013, remain in effect.
The board of directors believes that our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to the Company's success and building stockholder value, without promoting unnecessary or excessive risk taking. The board of directors has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on the Company.
Code of Conduct and Ethics
Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.bodycentral.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Number of Meetings of the Board of Directors
The board of directors held 14 meetings during fiscal year 2013, including two meetings held and attended solely by our independent directors. Directors are expected to attend board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and the committees of the board of directors on which he or she served during fiscal year 2013.
Attendance at Annual Meetings of the Stockholders
The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. All six of our directors attended the 2013 annual meeting of stockholders.
Director Independence
The rules of the NASDAQ require that our board be comprised of a majority of "independent directors" and that the audit committee, compensation committee and corporate governance and nominating committee each be comprised solely of "independent directors," as defined under applicable NASDAQ rules.
Our board of directors has determined that Messrs. Gallin, Glass, Katz, and Mses. Ecton and Salopek each qualify as an independent director under the NASDAQ and SEC corporate governance rules. In making these determinations, our board of directors affirmatively determined that each of these directors does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pursuant to the applicable NASDAQ rules, a director employed by us cannot be deemed to be an "independent director" and consequently, Mr. Woolf is not an independent director. In addition, effective February 7, 2014, John K. Haley resigned as a member of the board of directors. Prior to his resignation, our board of directors had determined that Mr. Haley qualified as an independent director under the NASDAQ and SEC corporate governance rules.
Communications between Stockholders and the Board
Stockholders may send communications to the Company's directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 6225 Powers Avenue, Jacksonville, Florida 32217. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.
Committees of the Board of Directors
Our board of directors has established an executive committee, an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Executive Committee.    Our executive committee consists of our Chairman of the Board and each chairman of the audit committee, the compensation committee and the corporate governance and nominating committee. The executive committee is authorized by a resolution of the board of directors establishing the committee to handle ministerial matters requiring board approval. The executive committee may not declare dividends or perform functions reserved under Delaware law or the rules of NASDAQ for the full board of directors. During early 2013, the executive committee also acted as a search committee to lead the Company's search for a new chief executive officer.
During fiscal year 2013, our executive committee met 3 times.
Audit Committee.    Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Gallin, Glass, and Mses. Ecton and Salopek. Mr. Glass is the chairman of our audit committee and qualifies as our "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Our audit committee has responsibility for, among other things:

•
selecting and hiring our independent registered certified public accounting firm and approving the audit and non-audit services to be performed by our independent registered certified public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered certified public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•
discussing the scope and results of the audit with the independent registered certified public accounting firm and reviewing with management and the independent registered certified public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement.
Our board of directors has adopted a written charter for our audit committee, which is available on our website at www.bodycentral.com. The audit committee held 9 meetings during fiscal year 2013.
Compensation Committee.    Our compensation committee consists of Messrs. Gallin and Katz and Ms. Ecton. Ms. Ecton is the chairman of our compensation committee. The compensation committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits or compensation;

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	recommending the compensation of our directors;

•	reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

Our board of directors has adopted a written charter for our compensation committee, which is available on our website at www.bodycentral.com. The compensation committee held 8 meetings during fiscal year 2013. In addition to its regular annual agenda items, the committee held several meetings related to compensation matters associated with the hiring of a new chief executive officer and other senior executives.
Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee consists of Messrs. Gallin and Glass and Ms. Ecton. Mr. Gallin is the chairman of our corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	reviewing succession planning for our executive officers;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each board committee of our board of directors.
Our board of directors has adopted a written charter for our corporate governance and nominating committee, which is available on our website at www.bodycentral.com. The corporate governance and nominating committee held 3 meetings during fiscal year 2013.
The board of directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to board activities; personal integrity; loyalty to the Company's stockholders; and concern for the Company's success and welfare; willingness to apply sound and independent business judgment; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.
The corporate governance and nominating committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. To date, the Company has not retained a consultant to assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the corporate governance and nominating committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.
Procedure for Stockholder Recommendations to the Corporate Governance and Nominating Committee for Potential Director Nominees
The corporate governance and nominating committee will consider written recommendations from stockholders for potential nominees for director. For director nominees for election to our board at our 2015 annual meeting, the names of the suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than December 5, 2014. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Stockholder Recommendation for Director."
In order to be a valid submission for recommendation to the corporate governance and nominating committee for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•
Any other information required to be disclosed about the candidate under the SEC's proxy rules (including the candidate's written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.
Procedure for Stockholder Nominations for Director
A stockholder wishing to nominate their own candidate for election to our board at our 2015 annual meeting must deliver timely notice in proper form of such stockholder's intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 days prior to the date of the annual meeting. In the event that less than 70 days notice or public disclosure of the date of the annual meeting is given to stockholders, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. In accordance with our amended and restated bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the annual meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.
To be in proper form, a stockholder's notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director at such meeting:

(i)	the name, age, business address and residence of the person;

(ii)	the principal occupation or employment of the person;

(iii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

(iv)
any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

To be in proper form, a stockholder's notice must set forth, as to the stockholder giving the notice:

(i)	the name and record address of such stockholder;

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

(iii)
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

(iv)	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice; and

(v)
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Stockholder Nomination for Director."
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Messrs. Gallin, Katz and Ms. Ecton served on our compensation committee.
During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.
DIRECTOR COMPENSATION
Our executives who are members of our board of directors do not receive compensation from us for their service on our board of directors. Only those directors who are non-executives are eligible to receive compensation from us for their service on our board of directors. In 2012, the compensation committee reviewed a study of competitive pay levels. Based on this review, the compensation committee made recommendations, adopted by the board of directors, for certain changes to the director compensation plan, effective June 30, 2013.
Prior to June 30, 2013, our directors were paid the following compensation:
•a base annual retainer of $50,000 in cash;

•	$1,000 in cash to the members of the executive, audit, compensation and corporate governance and nominating committees for each committee meeting attended;

•	$50,000 in equity compensation, which is subject to ownership requirements;

•
committee chairs receive a cash retainer in addition to meeting fees. The annual retainer for the audit committee chair is $15,000; the compensation committee chair is $10,000 and governance and nominating chair retainer is $7,500; and

•	the chairman of the board receives an additional annual retainer of $25,000 in cash and an additional $25,000 in equity compensation.

Effective June 30, 2013, our non-executive directors are paid:

•	a base annual retainer of $50,000 in cash;

•
an annual cash retainer of $10,000 for members of each of the audit committee and compensation committee, covering up to eight meetings per year, and $5,000 for members of each of the corporate governance and nominating committee and executive committee, covering up to four meetings per year, plus, in each case, an additional $1,000 per each meeting attended in excess of the covered meetings;

•	$50,000 in equity compensation, which is subject to ownership requirements;

•
committee chairs receive a cash retainer in addition to the above. The annual retainer for the audit committee chair is $15,000; the compensation committee chair is $10,000 and governance and nominating committee chair is $7,500; and

•	the chairman of the board receives an additional annual retainer of $25,000 in cash and an additional $25,000 in equity compensation.
In addition, we also reimburse directors for reasonable expenses incurred to attend meetings of our board of directors or committees.
Specific to 2014, our board of directors agreed that the 2014 equity grant to directors will be at a value less than the $50,000 targeted value in the director compensation plan.  The board determined that a reduced equity grant is reasonable and appropriate given (i) the Company is in the midst of a repositioning and turnaround, (2) consideration to the current share price, and (3) to ensure the Company has a sufficient number of shares to adequately grant equity awards to key employees throughout the organization.
In September 2011, our compensation committee implemented stock ownership guidelines applicable to our non-employee directors. Under these guidelines, our non-employee directors are required to own stock with a value at least equal to three times the annual cash retainer fee. Our non-employee directors have five years from the introduction of the guidelines or their election date to achieve compliance.
Director Compensation For 2013
The following table sets forth information regarding the compensation of our non-executive directors for their service on our board of directors for fiscal year 2013:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Donna R. Ecton (2)	$105,125	$74,992	$180,117
John K. Haley (3)	$89,875	$49,994	$139,869
Scott M. Gallin (4)	$87,000	$49,994	$136,994
Robert Glass (5)	$60,500	$49,994	$110,494
David A. Katz (6)	$67,500	$49,994	$117,494

(1)
The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. Refer to Note 10 included in our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the assumptions made in determining the valuation of stock awards.

(2)
Fees are paid directly to EEI, Inc., of which Ms. Ecton is the sole shareholder. Ms. Ecton was elected non-executive Chairman of the Board effective May 14, 2013. As of December 28, 2013 , Ms. Ecton held 6,756 shares of unvested restricted stock.

(3)
Mr. Haley served as Chairman of the Board from July 3, 2012 until Ms. Ecton's election May 14, 2013. Mr. Haley continued to serve as a member of the board of directors until his resignation effective February 7, 2014. As of December 28, 2013, Mr. Haley held 4,504 shares of unvested restricted stock.

(4)	As of December 28, 2013, Mr. Gallin held 4,504 shares of unvested restricted stock.

(5)	As of December 28, 2013, Mr. Glass held 4,504 shares of unvested restricted stock.

(6)	As of December 28, 2013, Mr. Katz held 4,504 shares of unvested restricted stock.

EXECUTIVE OFFICERS
Certain information regarding our executive officers is provided below:

Name	Age	Position
Brian Woolf	65	Chief Executive Officer and Director
Thomas W. Stoltz	53	Chief Operating Officer, Chief Financial Officer and Treasurer
Patti Simigran	53	Senior Vice President and General Merchandise Manager
Fred Lamster	60	Senior Vice President, Human Capital
Michael Millonzi	41	Senior Vice President, Stores

For information with respect to Brian Woolf, please see the information about the members of our board of directors on the preceding pages.
Thomas W. Stoltz has served as the Company's Chief Operating Officer, Chief Financial Officer and Treasurer since August 2012 and Executive Vice President, Chief Financial Officer and Treasurer from September 2011 through August 2012. Mr. Stoltz previously served as Chief Financial Officer of Fanatics, LLC from 2008 until September 2011. His prior employment includes serving as Chief Financial Officer of Cato Corporation from 2006 to 2008, Citi Trends, Inc. from 2000 to 2006, and Factory Card Outlet from 1996 to 1998. He has also held senior financial positions with Dollar General Corporation, Food Lion, Inc. and Sharon Luggage and Gifts. Mr. Stoltz has been a licensed CPA in North Carolina since 1985 and graduated from the University of North Carolina at Chapel Hill.
Patti Simigran has served as Senior Vice President and General Merchandise Manager since January 2014. Prior to that she served as Senior Vice President eCommerce & Direct Merchandising from January 2013 to January 2014. Ms. Simigran previously served as Executive Vice President and Chief Merchandise Manager at Maurice's from 2010 to 2012. Her prior employment includes serving as President and Chief Merchandising Officer of Tabi International from 2006 to 2010, Senior Vice President of David's Bridal from 2005 to 2006, Senior Vice President of Sears Holding Corporation from 2004 to 2005 and Senior Vice President of Land's End from 1999 to 2004.
Fred Lamster has served as Senior Vice President, Human Capital since July 2013. Mr. Lamster has extensive retail clothing experience and joined Body Central Corp. from Delta Galil, where he was Senior Vice President of Human Resources. His previous experience includes Senior Vice President of Charming Shoppes, Senior Vice President Human Resources at Southpole, Senior Vice President of Human Resources at Aeorpostale and multiple leadership roles at the Limited Brands. Mr. Lamster received a masters degree and Ph.D. in American Civilization from Brown University and a B.A. from Queens College.
Michael Millonzi has served as Senior Vice President, Stores since April 2013. Mr. Millonzi has over 20 year of progressive retail leadership experience, most recently serving as Vice President of Store Operations at Luxottica/Lenscrafters. Prior to that, Mr. Millonzi held several positions of increasing store operations responsibility at both Lane Bryant and Victoria’s Secret. Mr. Millonzi holds a B.A. in Economics from The Ohio State University.

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation for our Chief Executive Officer, or CEO, and our other executive officers included in the summary compensation table below, which we refer to as the Named Executive Officers or NEOs. Our Named Executive Officers for the 2013 fiscal year are:

Name	Position
Brian Woolf	Chief Executive Officer and Director
Thomas W. Stoltz	Chief Operating Officer, Chief Financial Officer and Treasurer
Patti Simigran	Senior Vice President and General Merchandise Manager
Fred Lamster	Senior Vice President, Human Capital
Michael Millonzi	Senior Vice President, Stores
Andrea Jackson	Former Senior Vice President and General Merchandising Manager
Beth Angelo	Former Executive Vice President and Chief Merchandising Officer
Executive Summary
We continue to focus on positioning our Company for profitability over the long term. In February 2013, the board of directors appointed Mr. Brian Woolf to be our new CEO. Subsequent to Mr. Woolf’s hiring, a number of senior level organizational changes were implemented in 2013. Fred Lamster and Michael Millonzi were hired as SVP of Human Resources and SVP of Store Operations, respectively and Beth Angelo and Andrea Jackson resigned from the Company (Ms. Angelo on February 22, 2013 and Ms. Jackson on January 6, 2014).
Mr. Woolf and our current management team worked on several strategic initiatives throughout 2013, attendant to a larger repositioning of the Company in the marketplace. While the clothing and apparel industry - and women’s retail, specifically - was challenged in 2013, the Company began implementing changes on four key fronts: (1) focusing our product assortment, (2) refining our marketing and merchandising strategies, both with the intention of driving increased in-store traffic and conversion going forward, (3) developing our eCommerce platform and online marketing activities, and (4) building a talent base at the executive level and key customer-facing functions (merchandising, product development, ecommerce, and stores).
Holding these key strategic efforts aside, the Company’s business results in 2013 were challenged:

•	Net revenue for the year came in at $284 million, with comparable store sales down by 16.7% from prior year;

•	Gross Margin of 25.7%, down from 32.2% in the prior year; and

•	EBITDA of negative $43.6 million, down from $25.6 million in the prior year.
These business results, together with a difficult industry environment, impacted our year-over-year share price - down from close to $10 at the beginning of 2013 to approximately $4 by the end of the year.
In light of this challenging business environment, the Compensation Committee made the following pay determinations in 2013 for our NEOs:

•
No annual incentive payments were made to our NEO’s in 2013. The compensation committee, in close coordination with senior management, determined not to operate an annual incentive plan for fiscal year 2013, given challenging market conditions and business expectations.

•
No salary increases were made to NEOs in 2013, with the exception of an increase to the salary of Mr. Stoltz, our Chief Operating Officer and Chief Financial Officer. This increase recognized his expanded responsibilities in taking on the role of Chief Operating Officer in addition to the role of Chief Financial Officer , as well as his additional contributions serving as our interim CEO.

•
Only Mr. Stoltz received an annual long-term, equity-based award in 2013.  Messrs. Woolf, Lamster and Millonzi and Ms. Jackson received long-term, equity-based awards as inducements in connection with the commencement of their employment in 2013.  None of them received any other equity awards in 2013.

It is important to note that equity-based incentives granted to our NEOs in prior years dropped in value during the year, tied to the decline in our share price, as discussed above.
Overall, these 2013 pay determinations and outcomes are consistent with the Company’s strong orientation to performance-based pay for NEOs. Further, the Company is committed to leading governance practices as they relate to executive pay. Examples of this commitment include:

•	Executive compensation and benefits programs are administered by a compensation committee comprised solely of independent directors.

•
The compensation committee retains an independent outside compensation consulting firm that reports directly to the compensation committee and performs no other work for the Company. In 2013, the compensation committee engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, replacing its prior advisor.

•	The Company emphasizes performance-based incentive opportunities, along with base salaries, and deemphasizes employee benefits or perquisites.

•	The Company has submitted both the annual and long-term incentive plans to stockholders for approval.

•
The Company's Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, as well as the proposed Second Amended and Restated 2006 Equity Incentive Plan, prohibits the re-pricing of stock options.

•	The compensation committee has established share ownership guidelines for the NEOs and non-employee directors.

•	Any cash severance payments in the event of a change of control are contingent upon a qualifying termination - so -called double trigger provision.

•	There are no tax gross-ups in connection with a change of control, or otherwise.

•	The Company has adopted and enforces an insider trading policy that prohibits hedging and/or pledging of Company stock.

•	The Company gives stockholders the right to vote on "Say-on-Pay" annually.
Looking forward to 2014, the compensation committee will continue to refine the Company’s approach to pay for our NEOs - key changes for 2014 include:

•	We revised the peer group used to benchmark executive pay opportunities and practices. The revised group more closely reflects our business, both by company size and business focus.

•
For 2014, we’ve reintroduced the annual incentive program. However, given persistent difficulties in the retail sector and our expectations for Company performance, the Committee established the potential payout for achieving the Board-approved operating plan at one-half of a normal target opportunity for our eligible employee population. The thinking is (1) to provide a performance-based incentive opportunity, balanced with (2) the need to preserve cash within the business - where both 1 and 2 are essential to our repositioning and turnaround strategy.

•
Also for 2014, we will introduce performance conditions on any equity grants made to our NEOs. Equity grants will vest only upon the achievement of preset share price hurdles, in tandem with continued service requirements. Moreover, and as an indication of the commitment to the repositioning and turnaround of the Company, neither Mr. Woolf nor Mr. Stoltz will receive any equity grants during 2014.

•	Also for 2014, the annual equity grant to our Board of Directors will be at a value less than the $50,000 targeted value in the Director compensation plan.

Compensation Philosophy and Objectives
Our compensation committee reviews and approves the compensation of our NEOs and oversees and administers our executive compensation approach and initiatives. We believe that our executive compensation approach motivates our NEOs by balancing fixed versus variable payments and cash payments versus equity awards. Our executive compensation approach is based upon a philosophy that is designed to:

•	Attract and retain talented executives experienced in our industry;

•	Reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	Provide competitive upside opportunity without encouraging undue risk-taking;

•	Result in below market compensation for performance that falls short of expectations; and

•	Recognize the individual contributions each executive officer makes to our success.

Oversight of Compensation
In determining the amount and form of compensation, the compensation committee considers a number of factors in any given year. The compensation committee considered the results from the stockholder advisory vote on executive compensation for fiscal year 2013 as support for the compensation policies and practices in place for 2013. At the 2013 annual meeting of stockholders, more than 97% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. Our board of directors has determined that our stockholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by stockholders on the "say-on-pay" proposal at our 2011 annual meeting of stockholders.
The compensation committee meets outside the presence of our NEOs to consider appropriate compensation for our CEO. With respect to our other NEOs, the compensation committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements.
In making its decisions, the compensation committee reviews competitive market information provided by its independent advisor. In July 2013, the committee engaged Semler Brossy as its independent advisor, replacing its prior advisor. The compensation committee considers this market information, input from the CEO, and its own assessment of individual and Company performance in determining annual compensation levels for the NEOs.
The compensation committee reviewed market information provided by Semler Brossy that focused on a group of eighteen companies similar to the Company in terms of size, business and market focus. This group is very consistent with the prior year’s, with modest changes only to offset certain companies that are no longer public. For 2013, these companies are:

bebe stores Inc California	Francescas Holdings Corp
Buckle Inc. (The)	Joe's Jeans Inc
Cache Inc	New York & Co Inc
Cato Corp (The)	Pacific Sunwear of California Inc
Citi Trends Inc	rue21 Inc
Coldwater Creek Inc	Shoe Carnival Inc
dELiAs Inc	Tilly's Inc
Destination Maternity Corp	Wet Seal Inc (The)
Destination XL Group Inc	Zumiez Inc
This peer group data was supplemented with published compensation survey data for the retail industry, more broadly, and again referencing companies of similar revenue size to ours.
The compensation committee also reviews the Company's compensation and benefits programs from a risk perspective. The compensation committee has worked with management and its outside advisors to ensure that compensation programs have an appropriate balance of performance-oriented variability and safeguards that ensure programs do not encourage undue risk taking. For example:

•	Payouts under the annual incentive plan are limited to 200% of target bonus;

•	Performance criteria and the required levels of performance for each criterion are reviewed and approved by the compensation committee at the beginning of the year;

•	Financial performance criteria used to determine annual incentive payouts are reviewed and verified by the compensation committee after completion of the Company's annual, third-party financial audit;

•	Equity grants vest over a four-year period; and

•	Executives are subject to share ownership guidelines.

Compensation arrangements for Mr. Woolf as CEO
At his appointment to the CEO role in February 2013, the Company entered into an agreement with Mr. Woolf setting forth certain elements of his compensation as CEO. For 2013, Mr. Woolf’s base salary was $750,000 on a full-year basis. Mr. Woolf was also eligible to participate in the Company’s annual cash incentive program, and his target opportunity was 100% of base salary with upside to 2x target for strong performance. As described above, Mr. Woolf did not receive an annual incentive payment for 2013.
Further, the Company made an inducement grant to Mr. Woolf on February 5, 2013, in connection with his appointment as CEO. As of that date, our share price had reached an all-time low - $7.94, down from a $30 high in April 2012. It was clear at the time that a significant turnaround was required. For this reason, the compensation committee made a sizeable equity grant to induce Mr. Woolf to join the Company. This grant was larger than what the compensation committee considers a more normal, recurring equity grant value for the CEO role at our Company. The inducement grant was made up of 300,000 stock options and 150,000 restricted shares. The stock options have an exercise price of $7.94, the closing price on the grant date, and they vest with continued service over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. The restricted shares vest in four equal annual installments beginning on the first anniversary of grant. Mr. Woolf has not received any additional equity grants since that inducement grant.
Elements of Compensation for our NEOs, generally
Our current executive compensation approach, which was set by our compensation committee with input from our CEO (other than for his own compensation), consists of the following components:

•	Base salary;

•	Annual cash incentive awards linked to corporate and individual performance;

•	Annual grants of stock options;

•	Annual grants of restricted stock; and

•	Other executive benefits and perquisites.
Executive compensation includes both fixed compensation (base salary, benefits and executive perquisites) and variable compensation (annual bonus and equity grants). Each component is linked to one or more of the compensation philosophy objectives listed above. The fixed compensation is designed to induce talented executives to join or remain with our Company. Variable cash incentive awards are tied specifically to the achievement of the Company's annual financial objectives and individual performance. Target bonus amounts generally relate to the scope of responsibility for each NEO. Our bonus awards are designed to align each executive's annual goals for his or her respective area of responsibility with the financial goals of the entire business. The other elements to variable compensation are stock option and restricted stock awards. As part of its review of executive compensation, the compensation committee established target annual equity grant ranges for executives. In keeping with our strong orientation to performance-based pay, variable cash and equity incentives are weighted more heavily than base salaries for our NEOs.
Base Salary
The base salary established for each of our NEOs is intended to reflect each individual's professional responsibilities, the skills and experience required for the job, their individual performance, business performance and a competitive salary based on market comparables. Our compensation committee, with input from the CEO, annually reviews base salaries and makes adjustments based on market information and its assessment of Company performance and individual contributions.

No NEO received a salary increase in 2013, except for an increase to Mr. Stoltz’s salary to $475,000 from $425,000. This increase recognized his expanded responsibilities in taking on the role of Chief Operating Officer in addition to the role of Chief Financial Officer, as well as his contributions serving as our interim CEO.
Executive Bonus Plan
Our compensation committee, with input from the CEO, other than for his own bonus, determines annual cash bonus awards to our NEOs. The annual cash bonuses are intended to reward the achievement of corporate objectives linked to the Company's financial results. We believe that our bonus awards help the Company attract and retain qualified and highly skilled executives, and reward and motivate NEOs who have had a positive impact on corporate results.

For 2013, the compensation committee determined not to operate an executive bonus plan. This was an unusual step for the Company. The compensation committee, in close coordination with senior management, determined market conditions and business expectations were such that cash from operations were to be retained and reinvested within the business, and not distributed as annual incentives. As a result, no annual incentive payments were made to our NEO’s for 2013.

Equity-Based Compensation
Our compensation committee believes that equity-based compensation is an important component of our executive compensation approach and that providing a significant portion of our NEOs' total compensation package in equity-based compensation aligns the incentives of our NEOs with the interests of our stockholders and with our long-term corporate success. Additionally, our compensation committee believes that equity-based compensation awards enable the Company to attract, motivate, retain and adequately compensate executive talent. As part of its 2012 compensation review, the compensation committee established target equity grant levels for executives. These target levels take into account competitive market information, our recent business performance, as well as the contributions and potential of each NEO. On this last point, the compensation committee considers several factors when assessing NEO contributions and potential: his/ her ability to think and act strategically; the ability to get results, and to do so consistently over time and always in ways consistent with our core values; the ability to build and enhance organizational capabilities within the Company; and the ability to lead and influence others.
Currently, these annual equity grants are awarded using a combination of stock options and restricted stock. For continuing NEOs in 2013, stock options made up two thirds of the annual grant value, and restricted stock the remaining one third. For newly-hired NEOs in 2013, the compensation committee granted stock options as the principal vehicle to focus attention on our repositioning efforts and our shareholder value. Our compensation committee believes stock options provide our NEOs with a significant long-term interest in the Company's success by rewarding the creation of stockholder value over time. Restricted stock grants serve as a valuable retention tool, and further align management and stockholders through equity ownership. Stock options vest over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Restricted shares vest in four equal annual installments beginning on the first anniversary of grant.

Going forward, the compensation committee will continue to monitor and adjust the Company’s equity-based incentives for our NEOs. More specifically, and as an indication of the commitment to the repositioning and turnaround of the Company, neither Mr. Woolf nor Mr. Stoltz will receive any equity grants during 2014. With respect to our other NEOs, any equity grants in 2014 will vest only upon the achievement of preset share price hurdles. Any equity grants will also be conditioned on continued service to our Company. In addition, the 2014 annual equity grant to our board of directors will be at a value less than the $50,000 targeted value in the director compensation plan. The board determined that a reduced equity grant is reasonable and appropriate given (i) the Company is in the midst of a repositioning and turnaround, (2) consideration to the current share price, and (3) to ensure the Company has a sufficient number of shares to adequately grant equity awards to key employees throughout the organization.
Stock Ownership Policy
The compensation committee believes that, in addition to providing long-term performance pay, annual equity grants are a means to encourage long-term executive stock ownership. In March 2012, the Company put in place the specific share ownership guidelines, to foster the alignment of executive and shareholder interests. The policy was revised effective March 22, 2013 to require the following stock ownership levels:

•	For our Chief Executive Officer: 3x salary

•	For Executive Vice President(s) : 2x salary

•	For Senior Vice Presidents: 1x salary
Executives have five years from the March 2012 introduction of these guidelines or from their hire/promotion/election date to achieve compliance.
Other Executive Benefits and Perquisites
We provide modest benefits to certain of our NEOs - those that hold the title of Executive Vice Presidents or above. The benefits listed below, as part of our larger compensation package, help to attract and retain qualified and highly skilled executives:

•	Health insurance, including payment of 100% of the insurance premium;

•	Four weeks paid vacation;

•	Short-term disability as provided in certain NEO's employment agreements; and

•	Automobile allowance of $1,000 a month - this is available to certain Senior Vice Presidents, as well.

Compensation Recovery Policy
The compensation committee has the authority, with the approval of our board of directors, to clawback incentive payments to any employee, including an instance where an incentive payment is determined to have been predicated upon the achievement of financial results that are subject to a later restatement. Further, the compensation committee continues to monitor SEC developments regarding clawbacks. Once the SEC issues final rules, the Company will adopt a compensation recovery, or clawback policy consistent with these rules and the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Retirement: 401(k) Plan
We are strongly committed to encouraging all employees to save for retirement. We sponsor a 401(k) plan to provide employees the opportunity to save for retirement on a tax-deferred basis. The Company can, from time to time and as business results indicate, provide a matching contribution to the 401(k) plan for employees who worked at least 1,000 hours and who were employed by us at the end of the plan year. For 2013, the Company provided no match to the 401(k) program.
Nonqualified Deferred Compensation
In July 2012, the Board of Directors elected to provide our executive officers and other key executives and director-level employees with a non-qualified defined contribution program beginning with the last full pay period in September 2012. Under the program, participants may defer up to 60% of their base salary and 100% of bonuses earned. The Company did not provide any incentive or matching contribution in fiscal year 2013.
Severance and Change-in-Control Benefits
Certain of our NEOs have entered into employment agreements with the Company that provide for compensation in the event of termination of employment without cause, or by the executive for good reason and, for certain of our NEOs, in the event of a termination of employment due to death or disability. These severance protections are important in recruiting and retaining talented executives, and the specific protections are consistent with competitive practices in our industry. These severance and change-in-control benefits are described in full under the heading "Employment Agreements and Potential Payments Upon Termination or Change-in-Control."
In addition, in March of 2013 the board of directors approved an Executive Severance Policy applicable to executives at or above the senior vice president level. The policy provides for salary continuation for up to 12 months based upon length of service for applicable executives that are terminated without cause. The board of directors believes the Executive Severance Policy will assist in the Company's ability to attract and retain key talent.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits deductions for federal income tax purposes to no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code and certain awards under our equity incentive plan may qualify for the exemption if certain requirements are met. However the compensation committee may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our NEOs receive total compensation that is competitive with our peer group or reflects superior performance.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:
Donna R. Ecton, Chairman
Scott M. Gallin
David A. Katz

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE 2013
The following Summary Compensation Table sets forth certain information regarding compensation for fiscal years 2013, 2012, and 2011 awarded to or earned by our named executive officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation	Stock Awards ($) (1)	Option Awards($) (2)	All Other Compensation ($) (3)	Total ($)
Brian Woolf (4)	2013	$640,384	$—	$1,191,000	$1,411,830	$49,691	$3,292,905
CEO	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Thomas W. Stoltz (5)	2013	$465,385	$—	$111,666	$223,253	$19,083	$819,387
COO and CFO	2012	375,096	—	66,664	386,343	42,208	870,311
	2011	84,808	150,000	—	448,906	7,621	691,335

Fred Lamster (6)	2013	$137,500	$—	$—	$376,665	$46,000	$560,165
SVP, Human Capital	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Michael Millonzi (7)	2013	$180,865	$—	$—	$301,430	$37,934	$520,229
SVP, Stores	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Andrea Jackson (8)	2013	$242,308	$—	$—	$118,145	$112,950	$473,403
Former SVP and GMM	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Beth Angelo (9)	2013	$88,462	$—	$—	$—	$715,725	$804,187
Former Executive VP and CMO	2012	453,346	—	199,992	400,000	36,708	1,090,046
	2011	394,962	445,564	166,676	333,321	36,345	1,376,868

(1)
The amounts included in this column are the aggregate grant date fair value for restricted stock awards in accordance with FASB ASC 718 and exclude the effect of any estimated forfeitures of such awards.

(2)
For stock options granted in 2013, 2012, and 2011, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. The weighted-average valuation assumptions used to determine the fair value of the option awards are described below:

	Fiscal Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
Expected option term	6.25 years	6.25 years	6.25 years
Expected volatility factor	64.28%	66.30%	65.8%
Risk-free interest rate	1.2%	1.0%	1.4%
Expected annual dividend yield	0%	0%	0%

(3)
Represents amounts paid on behalf of each of the named executive officers for the following respective categories of compensation: 401(k) matching contributions for eligible employees; term life insurance; car allowance; health premiums and relocation expenses. The monthly auto allowance is set at $1,000 per month. For the 2013 fiscal year, other compensation consisted of the following:

a.	Mr. Woolf received $38,000 in relocation benefits, $10,000 in car allowance, and $1,691 in non-cash fringe benefits.

b.	Mr. Stoltz received $12,000 in car allowance and $7,083 in non-cash fringe benefits.

c.	Mr. Lamster received $40,000 in relocation benefits and $6,000 in car allowance.

d.	Mr. Millonzi received $37,934 in relocation benefits and $8,000 in car allowance.

e.	Ms. Jackson received $112,950 in relocation benefits.

f.	Ms. Angelo received, or will receive, $200,000 in consulting fees, $460,000 in cash severance payments, a paid time off payout of $35,385, $20,340 in COBRA benefits, and $2,000 of auto allowance.

(4)	Mr. Woolf joined us in February 2013.

(5)	Mr. Stoltz joined us in September 2011.

(6)	Mr. Lamster joined us in July 2013.

(7)	Mr. Millonzi joined us in April 2013.

(8)	Ms. Jackson joined us in February 2013 and resigned in January 2014.

(9)	Ms. Angelo resigned from the Company in February 2013.

GRANTS OF PLAN BASED AWARDS DURING 2013
The following table sets forth information concerning awards made to our NEOs under our equity and non-equity incentive plans during the year ended December 28, 2013:

Name (1)	Grant Date of Equity Incentive Plan Awards	Option Awards (#)	Option Awards: Grant Date Fair Value ($)	Restricted Stock Awards (#)	Restricted Stock Awards: Grant Date Fair Value ($)
Brian Woolf
	2/5/2013	300,000	$1,411,830	150,000	$1,191,000
Thomas W. Stoltz
	5/15/2013	33,195	$223,253	10,060	$111,666
Fred Lamster
	7/15/2013	50,000	$376,665	—	—
Michael Millonzi
	4/26/2013	50,000	$301,430	—	—
Andrea Jackson (2)
	2/25/2013	25,000	$118,145	—	—

(1)	Ms. Angelo resigned from the Company effective February 2013. Accordingly, she was not awarded any plan-based equity compensation during fiscal year 2013.

(2)	Ms. Jackson resigned from the Company effective January 6, 2014 and her option and stock awards granted in fiscal year 2013 were forfeited.

Outstanding Equity Awards at Fiscal Year End 2013
The following table sets forth certain information with respect to outstanding equity awards of each of our named executive officers as of fiscal year end 2013:

		Option Awards				Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Brian Woolf	2/5/2013	—	300,000	$7.94	2/5/2023	150,000	$604,500

Thomas W. Stoltz	5/15/2013	—	33,195	$11.10	5/15/2023	10,060	$40,542
	8/23/2012	15,625	34,375	$8.37	8/23/2022	—	—
	4/16/2012	2,983	4,971	$27.65	4/16/2022	2,411	$22,953
	9/21/2011	22,500	17,500	$18.67	9/21/2021	—	—

Fred Lamster	7/15/2013	—	50,000	$12.86	7/15/2023	—	$—

Michael Millonzi	4/23/2013	—	50,000	$9.99	4/29/2023	—	$—

Andrea Jackson (4)	2/25/2013	—	25,000	$8.01	2/25/2023	—	$—

(1)	Ms. Angelo resigned from the Company effective February 2013 and had no outstanding awards as of December 28, 2013 .

(2)
The options have a term of 10 years and vest in accordance with the following schedule: 25% of the options vest on the first anniversary of the grant date and the remaining options vest in 12 equal quarterly installments.

(3)
Represents restricted stock. Market value calculated based on the closing price of our common stock at $4.03 on December 27, 2013, the last business day of our fiscal year. These shares of restricted stock have a term of 10 years and generally vest in accordance with the following schedule: 25% of the options vest on the first anniversary of either the grant date or employment date, as applicable, and the remaining shares vest in 12 equal quarterly installments. Beginning February 2013, all restricted shares awarded vest in four equal annual installments beginning on the first anniversary date of the award.

(4)	Ms. Jackson resigned from the Company effective January 6, 2014. Any unvested equity was forfeited as of such date. Ms. Jackson had no vested stock options as of the separation date.

Options Exercised and Stock Vested in 2013
The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during 2013 for our NEOs:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian Woolf	—	—	—	—
Thomas W. Stoltz	—	—	905	$8,404
Fred Lamster	—	—	—	—
Michael Millonzi	—	—	—	—
Andrea Jackson	—	—	—	—
Beth R. Angelo (3)	78,016	$429,088	—	—

(1)
The amounts in this column represent the difference between (i) the market price of the shares of common stock acquired on exercise of the options, based on the actual selling price of the common stock on the date of exercise, and (ii) the option exercise price.

(2)	The amount in this column represents the fair market value of the stock award on the date of the vesting.

(3)	Ms. Angelo resigned effective February 22, 2013. Any unvested equity was forfeited as of such date and vested unexercised options expired three months from the resignation date.
Pension Benefits
We do not sponsor defined benefit plans. Consequently, our named executive officers did not participate in, or have account balances in, qualified or nonqualified defined benefit plans. Our board of directors or compensation committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interest.
Deferred Compensation Plan
We provide our executives with the opportunity to defer up to 60% of their base salary and 100% of bonuses earned into the Deferred Compensation Plan. The Deferred Compensation Plan also provides that the Company may make discretionary contributions to each participant’s account. The Company did not provide any incentive or matching contribution in fiscal year 2013.

Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options.  Investment elections may be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2013, for the investment options:

AllianceBernstein Small Cap Growth Division	45.66%	Principal LifeTime 2040 Division	22.48%
American Century VP Mid Cap Value Division	29.90%	Principal LifeTime 2050 Division	23.80%
Calvert VP Russell 2000 Small Cap Index Division	37.62%	Principal LifeTime 2060 Division	—%
Delaware VIP Small Cap Value Division	33.17%	Principal LifeTime Strategic Income Division	5.13%
Equity Income Division	27.30%	Bond & Mortgage Securities Division	(0.86)%
Fidelity VIP High Income Division	5.70%	International Emerging Markets Division	(4.69)%
Janus Aspen Enterprise Division	32.04%	LargeCap S&P 500 Index Division	32.04%
MFS VIT Research International Division	18.66%	MidCap Division	33.93%
TOPS Protected Balanced ETF Division	7.93%	Money Market Division	—%
TOPS Protected Growth ETF Division	15.96%	SmallCap Blend Division	47.81%
TOPS Protected Moderate Growth ETF Division	12.39%	Real Estate Securities Division	4.10%
Principal LifeTime 2010 Division	10.83%	LargeCap Growth I Division	36.14%
Principal LifeTime 2020 Division	16.01%	Dreyfus VIF Appreciation Division	20.82%
Principal LifeTime 2030 Division	19.01%	Vanguard VIF Mid Cap Index Division	34.93%

The following table sets forth information concerning participation by our NEOs in our Deferred Compensation Plan as of December 28, 2013:
NONQUALIFIED DEFERRED COMPENSATION 2013

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last Fiscal Year End ($) (5)
Brian Woolf	—	—	—	—	—
Thomas W. Stoltz	$45,912	—	$7,090	—	$70,652
Fred Lamster	$4,160	—	$227	—	$4,387
Michael Millonzi	—	—	—	—	—
Andrea Jackson	—	—	—	—	—
Beth R. Angelo	—	—	$4,212	$81,047	—

(1)	Reflects deferrals of salary payments that were accrued under the Deferred Compensation Plan during 2013. Salary amounts are disclosed in the Summary Compensation Table under the year 2013.

(2)	The Company did not make any discretionary or matching contributions in fiscal year 2013.

(3)	None of the amounts reported in this column are reported in the 2013 Summary Compensation Table.

(4)	Represents the amount distributed to Ms. Angelo in connection with her resignation in 2013.

(5)	The Summary Compensation Table does not include any aggregate earnings for any of the fiscal years shown.

Upon election to defer income, the individual must also elect distribution timing and form of payment. Deferred amounts may be paid upon a participant’s death, upon a change in control, upon a separation from service or upon a fixed date chosen by the participant at the time of deferral, in each case, in a lump sum, except that participants may elect to receive a distribution upon a separation from service in annual installments not to exceed 10 years. Distributions to our named executive officers and certain other employees upon a separation from service are subject to a six-month delay in order to comply with applicable tax rules.
Change of Control and Severance Compensation
Employment Arrangements
We have entered into employment agreements or employment offer letters with the following named executive officers:
Brian Woolf - On February 4, 2013 we entered into an employment agreement with Mr. Woolf which provides for an annual base salary of $750,000, subject to annual review by our compensation committee, an annual discretionary bonus with a target opportunity of 100% of base salary (with a maximum of 200%) and four weeks of paid vacation. In addition, it provides for a $1,000 monthly car allowance, up to $5,000 reimbursement of legal expenses incurred in connection with the negotiation of the employment agreement, reimbursement of up to $30,000 of moving and relocation expenses, benefits coverage and reimbursement of reasonable business expenses. Further, in connection with his appointment as CEO, Mr. Woolf was granted 300,000 stock options and 150,000 restricted shares on February 5, 2013. These stock options vest over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. These restricted shares vest in four equal annual installments beginning on the first anniversary of grant.
Pursuant to Mr. Woolf’s employment agreement, if his employment terminates due to his death or disability, he will be entitled to receive a pro rata bonus for the year in which his employment terminates. In addition, if his employment terminates without cause or for good reason (in each case, as defined in his employment agreement) he will be entitled to receive, subject to execution of an effective release of claims, (i) an amount equal to his base salary, paid out over 12 months, (ii) to the extent the board of directors has determined he is entitled to a bonus for the prior fiscal year and such bonus has not yet been paid, payment of such bonus and (iii) a monthly cash payment equal to the employer portion of group health premiums for 12 months.
Further, if Mr. Woolf’s employment is terminated without cause or for good reason within 12 months following a change in control, in lieu of the benefits in the foregoing paragraph, Mr. Woolf will be entitled to receive a lump sum cash payment equal to the sum of (i) his base salary and (ii) the average of the bonus received for the preceding two fiscal years (or one, if not employed for two such years).
Thomas W. Stoltz - On September 7, 2011, we entered into an employment agreement with Mr. Stoltz which provides for an annual base salary of $350,000, subject to annual review by our board of directors, a discretionary bonus, eligibility for an annual long-term equity grant valued at $150,000, and four weeks of paid vacation. In addition, it provides for a $1,000 monthly car allowance, excess medical care reimbursement of up to $10,000 per year, benefits coverage and reimbursement of reasonable travel, entertainment and other business expenses. On August 16, 2012, in connection with his appointment as Chief Operating Officer and interim Chief Executive Officer, we entered into an amendment to Mr. Stoltz's employment agreement, which increased his base salary to $425,000 (subsequently increased to $475,000), increased his discretionary bonus opportunity to a target opportunity of 65% of his base salary, increased his annual long-term equity grant eligibility to $300,000, and awarded a 50,000 option promotion grant.
Pursuant to Mr. Stoltz’s employment agreement, if his employment terminates without cause or for good reason (in each case, as defined in his employment agreement) he will be entitled to receive, subject to execution of an effective release of claims, an amount equal to his base salary, paid out over 12 months.
Fred Lamster - On July 10, 2013, we entered into an employment offer letter with Mr. Lamster for the position of Senior Vice President of Human Resources. Mr. Lamster’s offer letter provides him with a base salary of $325,000, subject to annual review, eligibility to receive an annual bonus of up to 40% of his base salary, benefits coverage, and up to four weeks’ vacation per year. In addition, Mr. Lamster’s offer letter provided him with an option to purchase 50,000 shares of common stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Mr. Lamster is also eligible for an annual long-term incentive award at 40% of his base salary. Mr. Lamster's offer letter also provided him with up to $40,000 in relocation expenses. In addition, if Mr. Lamster’s employment is terminated for reasons other than for cause (as defined in his offer letter) or his voluntary resignation, Mr. Lamster would be entitled to receive 12 months’ salary continuation.
Michael Millonzi - On February 20, 2013, we entered into an employment offer letter with Mr. Millonzi for the position of Senior Vice President of Store Operations. Mr. Millonzi’s offer letter provides him with a base salary of $285,000, subject to annual review, eligibility to receive an annual bonus of up to 65% of his base salary, benefits coverage, a monthly car allowance of $1,000, and up to four weeks’ vacation per year. In addition, Mr. Millonzi’s offer letter provided him with an option to purchase 50,000 shares of common stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Mr. Millonzi is also eligible for an annual long-term incentive award at 40% of his base salary. Mr. Millonzi’s offer letter also provided him with up to $50,000 in relocation expenses, subject to repayment if Mr. Millonzi voluntarily resigned or was terminated for cause (as defined in his offer letter) within 24 months of his commencement of employment.
Andrea Jackson - On January 21, 2013, we entered into an employment offer letter with Ms. Jackson for the position of Senior Vice President & General Merchandise. Ms. Jackson’s offer letter provided her with a base salary of $300,000, subject to annual review, eligibility to receive an annual bonus of up to 40% of her base salary, benefits coverage and up to four weeks’ vacation per year. In addition, Ms. Jackson’s offer letter provided her with an option to purchase 25,000 shares of common stock, vesting over four years, beginning on the first anniversary of grant and in twelve equal quarterly installments thereafter. Ms. Jackson’s offer letter also provided her with up to $180,000 in relocation expenses, subject to repayment if Ms. Jackson voluntarily resigned or was terminated for cause (as defined in her offer letter) within 24 months of her commencement of employment. In addition, if, after 6 months’ of employment, Ms. Jackon’s employment is terminated for reasons other than for cause or her voluntary resignation), Ms. Jackson would be eligible to receive severance pursuant to the Executive Severance Policy.
On January 6, 2014, Ms. Jackson left her position as Senior Vice President and General Merchandising Manager of the Company. In connection with Ms. Jackson's departure, the Company and Ms. Jackson entered into a separation agreement, pursuant to which, in exchange for Ms. Jackson's execution of a release of claims in favor of the Company, the Company will pay Ms. Jackson (i) severance equal to $300,000, payable during the 12-month period following the termination in approximately equal bi-weekly installments in accordance with the Company's general payroll practices, with the final payment to be made by December 31, 2014 and (ii) a lump sum payment of approximately $6,653, which is the equivalent of 6 months of health insurance premium payments to apply to her health continuation coverage through COBRA. In addition, the Company released Ms. Jackson from her obligations to repay her relocation assistance of approximately $150,000. All unvested stock options held by Ms. Jackson as of her resignation were forfeited.
Beth R. Angelo - On October 14, 2010, we entered into an employment agreement with Ms. Angelo which provided for an annual base salary of $350,000 (that was subsequently increased over time to $460,000), subject to annual review by our board of directors, a discretionary bonus, and four weeks of paid vacation. In addition, it provided for a $1,000 monthly car allowance, health care coverage and reimbursement of reasonable travel, entertainment and other business expenses. Ms. Angelo resigned her positions with the Company effective February 22, 2013.
Effective February 22, 2013, Ms. Angelo resigned from her position as the Chief Merchandising Officer and Executive Vice President, and as a member of the board of directors of the Company. Ms. Angelo has agreed to provide consulting services to the Company for a period of six months after her resignation. In connection with Ms. Angelo's resignation, the Company and Ms. Angelo entered into a separation agreement, or the Angelo Separation Agreement. Pursuant to the Angelo Separation Agreement, the Company will pay Ms. Angelo (i) a monthly fee of $33,333 related to her consulting services for six months, (ii) severance equal to Ms. Angelo's final base salary of $460,000, payable during the 12-month period following her termination in approximately equal bi-weekly installments in accordance with the Company's general payroll practices, (iii) approximately $35,385 representing her accrued and unused vacation time and (iv) additional monthly payments if Ms. Angelo elects to purchase health continuation coverage through COBRA, in an amount equal to what the Company would have paid had her employment continued. Also pursuant to the Separation Agreement, Ms. Angelo executed a release in favor of the Company. All unvested stock options and stock awards held by Ms. Angelo as of her resignation were forfeited. Ms. Angelo had no remaining vested, exercisable options as of the end of fiscal year 2013.
Amended and Restated 2006 Equity Incentive Plan
Under our 2006 Plan, in the event of a change of control (as defined in our 2006 Plan), if the purchaser, successor or surviving corporation (or parent thereof), or the Survivor desires to assume an award, or issue a replacement award of the same type with similar terms and conditions, then the award shall be so assumed or replaced and shall be subject to the following: (i) one-half of the outstanding award, to the extent not already vested, shall be vested as of the date immediately prior to the date of the change of control (assuming, for any awards the vesting of which is contingent on the attainment of one or more performance goals, that performance had been met at the target level), and (ii) the remaining portion of the award shall vest in accordance with the terms of the award, provided that if the participant is terminated from service without cause within two years following the change of control, then any portion of the participant's award that is not then vested shall vest in full on the date immediately preceding the date of such termination of employment (assuming, for any awards the vesting of which is contingent on the attainment of one or more performance goals, that performance had been met at the target level). If applicable, each award which is assumed by the Survivor shall be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the award shall be made.
To the extent the Survivor does not assume any awards, then all time-based awards shall accelerate and be deemed vested in full as of the date of the change of control and a pro rata portion of performance-based awards shall vest as of the date of the change of control based upon the number of days that have elapsed during the applicable performance period and assuming performance was met at the higher of the target level or the level that would have been achieved at the end of the performance period if achievement continued at the same rate in effect at the time of the change of control.
If a participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that provides a more favorable result for the participant's awards upon a change of control than is provided by the previous paragraph, then the terms of such agreement shall apply to the participant's awards.
In the event of a termination of employment (other than for death or disability), stock options remain exercisable to the extent vested for a period of three months from the date of termination. In the event a NEO's employment is terminated due to death or disability, stock options remain exercisable to the extent vested for a period of 365 days from the date of termination.
Executive Severance Policy
In addition, in March of 2013 the board of directors approved an Executive Severance Policy applicable to the executives at or above the senior vice president level. The Policy provides for salary continuation for up to 12 months based upon length of service for applicable executives that are terminated without cause. The board of directors believes the Executive Severance Policy will assist in the Company's ability to attract and retain key talent.

POTENTIAL PAYMENTS FOR TERMINATION OR CHANGE IN CONTROL
The following table sets forth the amounts of compensation payable by us to our NEOs, including cash severance, benefits and perquisites and long-term incentives. The amounts shown assume that the specified event was effective as of December 28, 2013, the last day of our fiscal year. The actual amounts to be paid can only be determined at the time of the termination of employment or change-in-control, as applicable.

	Benefits and Payments	Termination Without Cause other than in Change of Control		Employee Resignation for Good Reason other than in Change of Control		Change of Control without Termination of Employment		Change of Control with Termination of Employment
Brian Woolf	Cash Severance	$750,000	(1)	$750,000	(1)	—		1,500,000	(2)
	Benefits	7,068	(3)	7,068	(3)	—		—
	Stock Awards	—		—		300,000	(4)	600,000	(5)

Thomas W. Stoltz	Cash Severance	$475,000	(6)	$475,000	(6)	—		475,000	(6)
	Benefits	—		—		—		—
	Stock Awards	—		—		24,942	(4)	$49,884	(5)

Fred Lamster	Cash Severance	$325,000	(7)			—		325,000	(7)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Michael Millonzi	Cash Severance	$190,950	(8)	$—		—		190,950	(8)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Andrea Jackson	Cash Severance	$249,000	(9)	$—		—		249,000	(9)
	Benefits	—		—		—		—
	Stock Awards	—		—		—	(4)	—	(5)

Beth Angelo	Cash Severance	$460,000	(10)	$—		—		—
	Benefits	$20,340	(10)	$—		—		—
	Stock Awards	—		—		—		—

(1)	Represents 12 months base salary continuation payable to Mr. Woolf in the event his employment is terminated by us without cause or by Mr. Woolf for good reason.

(2)	Represents two times Mr. Woolf's base salary if Mr. Woolf's employment is terminated by us without cause or by Mr. Woolf for good reason within 12 months following a change of control.

(3)	Represents 12 months benefits continuation.

(4)
Represents accelerated vesting with respect to 50% of such executive officer's unvested stock awards as of December 28, 2013 based on the closing price of our common stock on December 30, 2013 ($4.00), the first trading day following December 28, 2013.

(5)
Represents accelerated vesting with respect to 100% of such executive officer's unvested restricted stock awards as of December 28, 2013 based upon a termination of employment without cause on or within 24 months following a change of control, based on the closing price of our common stock on December 30, 2013 ($4.00), the first trading day following December 28, 2013. All stock options held by each executive officer has a strike price in excess of the closing price of our common stock on December 28, 2013.

(6)	Represents 12 months base salary continuation payable to Mr. Stoltz in the event his employment is terminated by us without cause or by Mr. Stoltz for good reason.

(7)	Represents 12 months base salary continuation payable to Mr. Lamster in the event his employment is terminated for reasons other than for cause or his voluntary resignation.

(8)
Represents a severance payout equal to 67% of Mr. Millonzi's base salary, payable over eight months, in the event his employment is terminated for reasons other than for cause or his voluntary resignation, pursuant to the terms of the Executive Severance Policy.

(9)
Represent a severance payout equal to 83% of Ms. Jackson's base salary, payable over 10 months, in the event her employment is terminated for reasons other than for cause or her voluntary resignation, pursuant to the terms of the Executive Severance Policy. Ms. Jackson resigned from the Company effective January 6, 2014. The severance benefits payable to Ms. Jackson upon her employment termination are described above under "Change of Control and Severance Compensation."

(10)
Represents cash severance paid or payable to Ms. Angelo upon her resignation from the Company effective February 22, 2013. In connection with her resignation, Ms. Angelo entered into a Separation Agreement, described above under "Change of Control and Severance Compensation," pursuant to which she received an additional $200,000 compensation in connection with a consulting arrangement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policy and Procedure
Our board of directors has adopted a written policy for the review and approval of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to the chairman of our corporate governance and nominating committee. Additionally, in the case of 5% stockholders, we will solicit this information via an annual questionnaire. The policy calls for the proposed related person transaction to be reviewed and, if the transaction is deemed appropriate, approved by the corporate governance and nominating committee. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the corporate governance and nominating committee will review and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually and the corporate governance and nominating committee may establish guidelines for our management to follow its ongoing dealings with the related person.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the corporate governance and nominating committee after full disclosure of the related person's interest in the transaction. The written policy also provides for the standing pre-approval of certain related person transactions, such as the employment compensation of executive officers, director compensation and certain charitable contributions, among other things.
We describe below transactions during our last fiscal year to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Registration Rights Agreement
On October 1, 2006, we entered into a registration rights agreement with certain parties that included, among others, entities advised by PineBridge Investments (which employs our director, Scott Gallin), The Doolan Family First Limited Partnership (which is affiliated with our former director, Martin Doolan), Jerrold Rosenbaum, Beth R. Angelo and Laurie Bauguss. The agreement provides specified stockholders with certain demand and "piggyback" registration rights and other registration rights, subject to lock-up arrangements.
Pursuant to our registration rights agreement, specified holders of our common stock issued upon conversion of our Series A preferred stock have the right at any time, but on not more than three occasions, to require us to register any or all of their shares under the Securities Act at our expense. Following a demand, all other holders of registrable securities may request the inclusion of any or all of their shares in the registration statement. Our obligations pursuant to this demand registration right is limited to offerings in which at least 80% of the securities to be registered are anticipated to be sold to the public. Under some circumstances, we may delay filing a registration statement for up to 180 days in a 12-month period. Additionally, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement, with some exceptions, at our expense whenever we propose to register any of our securities under the Securities Act. All demand and piggyback registration rights are subject to limitations that may be imposed by the managing underwriter on the number of shares to be included in the underwritten offering.
Pursuant to our registration rights agreement, specified holders of our registrable securities are also entitled to additional short-form registration rights. Commencing on the date that we become eligible to register securities on Form S-3, each holder of at least 5% of our registrable securities who is a party to the registration rights agreement may request registration of their shares if the anticipated aggregate offering amount of the shares exceeds $1.0 million. There is no limit to the number of requests for registrations on Form S-3.

In connection with all registrations pursuant to the registration rights agreement, we have agreed to indemnify all holders of registrable securities against specified liabilities, including liabilities under the Securities Act. All stockholders requesting or joining in a registration may be required to agree to indemnify us against certain liabilities, but in no event will any single stockholder's liabilities exceed the net proceeds to that stockholder from the sale of the registrable securities.
The registration rights agreement will terminate upon the earlier of our voluntary liquidation or the sale of all or substantially all of our assets or outstanding common stock.
Arrangements with Jerrold Rosenbaum
Lease Agreement.    We lease our executive office, warehouse and distribution center from Powers Avenue Joint Venture, a Florida partnership, of which Jerrold Rosenbaum, a former director and a founder, owns approximately 87.3%, Beth R. Angelo, our former director and Chief Merchandising Officer, owns 4.7%, Laurie Bauguss, daughter of Jerrold Rosenbaum, owns 4.7% and Curtis Hill, our former President and Chief Executive Officer, owns 3.3%. The lease commenced on October 1, 2006 at an initial rental rate of $408,000 per year. The initial term of the lease expires on October 1, 2016. We have the option to extend the term of the lease for two consecutive periods of two years each. The rental rate (inclusive of taxes) for fiscal year 2013 per month was $40,408. As of December 28, 2013, we have an estimated $1.3 million commitment related to this lease.
Consulting.    We paid Ms. Angelo $200,000 for consulting services in 2013.
Arrangements with Britt Bauguss and Laurie Bauguss
Laurie Bauguss, a consultant, is the daughter of Jerrold Rosenbaum, a former director, and the sister of Beth R. Angelo, our former director and Chief Merchandising Officer. In fiscal year 2013, she earned $2,625 in consulting fees.
Britt Bauguss, Director of Construction, is the son-in-law of Jerrold Rosenbaum, a former director, and the brother-in-law of Beth R. Angelo, our former director and Chief Merchandising Officer. Mr. Bauguss earned approximately $63,897 plus additional benefits of $106,501 in 2013.
PROPOSAL NO. 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution approving the Company's executive compensation for fiscal year 2013 as reported in this proxy statement.
As described in the Compensation Discussion and Analysis section in this proxy statement, we design our executive officer compensation programs to attract, motivate, and retain executives who are capable of achieving our key strategic goals. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with stockholders by awarding incentives for the achievement of specific key objectives. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie our compensation program design. We encourage you to closely review our "Compensation Discussion and Analysis" and "Executive Compensation" sections.
The compensation committee continues to refine our executive compensation practices and policies consistent with evolving governance practices. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with stockholders. We believe the information contained in our "Compensation Discussion and Analysis" reflects our commitment to pay for performance and to maintain a strong executive compensation governance framework.
We are asking stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of Body Central Corp. (the "Company") approve, on an advisory basis, the 2013 compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2014 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Our board of directors recommends a vote FOR the approval of the advisory resolution approving executive compensation for fiscal year 2013.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors has reviewed and discussed the audited consolidated financial statements with management, which has represented that the Company's consolidated financial statements as of and for the fiscal year ended December 28, 2013 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management and PricewaterhouseCoopers, LLP, our independent registered public accounting firm, the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the consolidated financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements. Further, the Audit Committee has reviewed and discussed with management and our independent registered public accounting firm the adequacy of the Company's internal controls over financial reporting, and discussed with management the effectiveness of the Company's disclosure controls and procedures used for periodic public reporting.
The Audit Committee has discussed with our independent registered public accounting firm the communications required by the Public Company Accounting Oversight Board, or PCAOB, (United States), including those described in Auditing Standard No. 61, as amended, adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed PricewaterhouseCoopers, LLP's independence. We have discussed with PricewaterhouseCoopers, LLP those matters required by PCAOB AU 380, Communication With Audit Committees, and SEC Rule 2-07, Communication with Audit Committees, of Regulation S-X.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2013 for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers, LLP as our independent registered certified public accounting firm for 2014.
This report is submitted by the members of the Audit Committee:

Robert Glass, Chairman
Jennifer Salopek
Scott M. Gallin
Donna R. Ecton

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

The audit committee has appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year 2014, and has further directed that the board submit the selection of PricewaterhouseCoopers LLP for ratification by the stockholders at the annual meeting. During fiscal year 2013, PricewaterhouseCoopers LLP served as our independent registered certified public accounting firm. As described below, the stockholder vote is not binding on the audit committee. If the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee will evaluate the basis for the stockholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.
The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012:

	Fiscal Year
Fee Category	December 28, 2013	December 29, 2012
Audit Fees	$827,237	$542,500
Audit-Related Fees	—	—
Tax Fees	97,500	—
All Other Fees	—	—
Total Fees	$924,737	$542,500

Audit Fees:   Consists of fees billed or estimated to be billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that are typically provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Pursuant to the audit committee charter, the audit committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The policy also authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Vote Required
The approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered certified public accounting firm for fiscal 2014 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting.
Our board recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for fiscal year 2014.

PROPOSAL NO. 4
APPROVAL OF THE SECOND AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
Proposal
The board of directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The board of directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On April 4, 2014 the board of directors approved an amendment and restatement of the 2006 Plan, subject to the approval of the Company’s stockholders, in the form of the Second Amended and Restated 2006 Equity Incentive Plan, or the Restated Plan. The Restated Plan will replace the 2006 Plan. The Restated Plan provides flexibility to the compensation committee to use various equity-based incentive awards as compensation tools to motivate the Company’s workforce. Following approval of the Restated Plan by the stockholders, the Company will no longer make any grants under the 2006 Plan. A copy of the Restated Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference.
As of March 17, 2014, there were stock options to acquire 894,391 shares of common stock outstanding under the Company’s equity compensation plans with a weighted average exercise price of $10.25 and weighted average remaining term of 8.57 years. In addition, as of March 17, 2014, there were 226,637 unvested full-value awards outstanding under the Company’s equity compensation plans. Other than the foregoing, no other awards under the Company’s equity compensation plans were outstanding as of March 17, 2014.
Summary of Material Features
The material features of the Restated Plan are:

•	The maximum number of shares of common stock to be issued under the Restated Plan is 500,000 shares;

•
Shares tendered or held back for taxes will not be added back to the reserved pool under the Restated Plan. Upon the exercise of a stock appreciation right, the full number of shares underlying the Award will be charged to the reserved pool. Additionally, shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool;

•
The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted;

•	Minimum vesting periods are required for grants of restricted stock, restricted stock units and performance share awards;

•
Without stockholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise repriced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price;

•	Any material amendment to the Restated Plan is subject to approval by our stockholders; and

•	The Restated Plan will expire on May 14, 2024.

Based solely on the closing price of our common stock as reported by the NASDAQ on March 17, 2014, and the maximum number of shares that would have been available for awards as of such date taking into account the proposed increase described herein, the maximum aggregate market value of the common stock that could potentially be issued under the Restated Plan is $2,050,192. The shares we issue under the Restated Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the Restated Plan are added back to the shares of common stock available for issuance under the Restated Plan.

Qualified Performance-Based Compensation under Code Section 162(m)
To ensure that certain awards granted under the Restated Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, or the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the Restated Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) net income, (2) operating income, (3) income from continuing operations, (4) net sales, (5) cost of sales, (6) revenue, (7) gross income, (8) earnings (including before taxes and/or interest and/or depreciation and amortization), (9) net earnings per share of Stock (including diluted earnings per share), (10) price per share of Stock, (11) cash flow, (13) net cash provided by operating activities, (14) net cash provided by operating activities less net cash used in investing activities, (15) net operating profit, (16) pre-tax profit, (17) ratio of debt to debt plus equity, (18) return on stockholder equity, (19) total stockholder return, (20) return on capital, (21) return on assets, (22) return on equity, (23) return on investment, (24) return on revenues, (25) operating working capital, (26) working capital as a percentage of net sales, (27) cost of capital, (28) average accounts receivable, (29) economic value added, (30) performance value added, (31) customer satisfaction, (32) customer loyalty and/or retention, (33) market share, (34) cost structure reduction, (35) cost savings, (36) operating goals, (37) operating margin, (38) profit margin, (39) sales performance, (40) comparable store sales and (41) internal revenue growth, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 100,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 150,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $1,000,000 for any performance cycle.
Rationale for Share Increase
The Restated Plan is critical to our ongoing effort to build stockholder value. Our equity incentive program is broad-based and equity incentive awards are also an important component of our executive and non-executive employees' compensation. Our compensation committee and board believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize stockholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.
Specific Decisions Related to 2014 Equity Grants

The compensation committee has committed to the following actions related to 2014 equity grants under the Restated Plan:

•	Messrs. Woolf and Stoltz will not receive any equity grants in 2014

•	Any grants to other senior executives will vest only upon the achievement of preset stock price hurdles, in tandem with continuous service requirements

•	Also for 2014, the annual equity grant to our board of directors will be at a value less than the $50,000 targeted value in the director compensation plan.

Burn Rate
The following table sets forth information regarding historical awards granted and earned for the 2011 through 2013 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average common shares outstanding for that year, for each of the last three fiscal years:

Three-year average equity burn rate details (1)	Fiscal Year Ended
Comparison to the ISS industry cap	2011	2012	2013
Stock options	193,266	173,577	665,651
Restricted shares	30,704	69,948	277,095
ISS option:share conversion ratio (2)			1.5
Restricted shares as option equivalents	46,056	104,922	415,643
Total option equivalents granted	239,322	278,499	1,081,294
Common shares outstanding (weighted average)	15,780,908	16,187,530	16,337,959
ISS Option-equivalent burn rate	1.5%	1.7%	6.6%
Three-year average burn rate (3)			3.3%
ISS industry cap for 2014			4.16%
Setting aside Chief Executive Officer inducement grants (4)
Total stock options granted to CEO in 2013			300,000
Total restricted shares granted to CEO in 2013			150,000
Total option equivalents granted to CEO in 2013			525,000
Adjusted ISS Option-equivalent burn rate for 2013			3.4%
Adjusted three-year average burn rate (3)			2.2%

(1)
The sizeable increase to our burn rate in 2013 reflects non-recurring grants to our CEO and other executive officers upon hire. This column reflects adjusted figures excluding only the inducement grants made to our CEO.

(2)	Burn rate is calculated as total awards granted divided by the weighted average common shares outstanding.

(3)
In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the sum of Time-Based Full-Value Awards Granted and subject to a multiplier to be determined by ISS based on our recent historic stock price volatility. Based on our recent historical stock price volatility, we have utilized a full-value award multiplier of 1.5 for purposes of calculating the 2011-2013 average burn rate.

(4)
As illustrated in the table above, our three-year average burn rate (option equivalent) for the 2011-2013 period was 3.3%, and, as adjusted was 2.2%, in each case which is below the ISS industry category burn rate threshold of 4.16%.

If our request to approve the Restated Plan is approved by stockholders, we will have approximately 940,455 shares available for grant after the Annual Meeting, which is based on 440,455 shares available for grant under the at March 17, 2014 and the 500,000 shares subject to this proposal. Our Compensation Committee determined the size of the requested share increase based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees through 2014.
Summary of the Restated Plan
The following description of certain features of the Restated Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Restated Plan that is attached hereto as Appendix A.
Plan Administration. The Restated Plan is administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Restated Plan. The compensation committee may delegate to our CEO the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility. Persons eligible to participate in the Restated Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the compensation committee in its discretion. Approximately 80 individuals are currently eligible to participate in the Restated Plan, which includes five named executive officers, 70 additional employees who are not executive officers, and five non-employee directors.
Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 150,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 100,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1,000,000. In addition, no more than 2,500,000 shares will be issued in the form of incentive stock options.
Stock Options. The Restated Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Restated Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100 percent of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NASDAQ on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the compensation committee. In general, unless otherwise permitted by the compensation committee, no option granted under the Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the compensation committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.
Restricted Stock. The compensation committee may award shares of common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability, termination of employment or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Restricted Stock Units. The compensation committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. However, except in the case of retirement, death, disability, termination of employment or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the compensation committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by the compensation committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.
Unrestricted Stock Awards. The compensation committee may also grant shares of common stock which are free from any restrictions under the Restated Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Performance Share Awards. The compensation committee may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the compensation committee shall determine. Except in the case of retirement, death, disability, termination of employment or a change of control, these awards granted to employees will have a vesting period of at least one year.
Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.
Cash-Based Awards. The compensation committee may grant cash bonuses under the Restated Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).
Change of Control Provisions. The Restated Plan provides that upon the effectiveness of a “sale event” as defined in the Restated Plan, except as otherwise provided by the compensation committee in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee’s discretion. In addition, in the case of a sale event in which the Company’s stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto. To the extent such awards are assumed or continued, such awards with time-based conditions will accelerate in full in the event a grantee’s employment is terminated without cause within 24 months following a change of control.
Adjustments for Stock Dividends, Stock Splits, Etc. The Restated Plan requires the compensation committee to make appropriate adjustments to the number of shares of common stock that are subject to the Restated Plan, to certain limits in the Restated Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the Restated Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the compensation committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

Amendments and Termination. The Board may at any time amend or discontinue the Restated Plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the NASDAQ, any amendments that materially change the terms of the Restated Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the Restated Plan qualifies as performance-based compensation under Section 162(m) of the Code.
Effective Date of Restated Plan. The Board adopted the Restated Plan on April 4, 2014, and the Restated Plan becomes effective on the date it is approved by stockholders. Awards of incentive options may be granted under the Restated Plan until April 4, 2024. No other awards may be granted under the Restated Plan after the date that is 10 years from the date of stockholder approval.
New Plan Benefits
Because the grant of awards under the Restated Plan is within the discretion of the compensation committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Restated Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Restated Plan, the table below provides information concerning the benefits that were received by such persons and groups during 2013. However, as previously noted Messrs. Woolf and Stoltz will not receive any equity grants under the Restated Plan in 2014.

	Options		Restricted Stock
Name and Position	Weighted-Average Exercise Price	Total Options Granted (#)	Dollar Value ($)	Total Shares Awarded (#)
Brian Woolf	$7.94	300,000	$604,500	150,000
Tom Stoltz	$11.10	33,195	$111,666	10,060
Fred Lamster	$12.86	50,000	—	—
Michael Millonzi	$9.99	50,000	—	—
Andrea Jackson	$8.01	25,000	—	—
All current executive officers, as a group	$8.93	458,195	$716,166	160,060
All current directors who are not executive officers, as a group	$—	—	$274,968	24,772
All current employees who are not executive officers, as a group	$5.03	207,456	$1,024,119	92,263
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the Restated Plan. It does not describe all federal tax consequences under the Restated Plan, nor does it describe state or local tax consequences.
Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20 percent federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Restated Plan may be limited to the extent that the CEO or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Restated Plan is structured to allow certain awards to qualify as performance-based compensation.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required for the approval of the Restated Plan.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN.

Equity Compensation Plan Information
The following table provides information as of December 28, 2013 regarding shares of common stock that may be issued under the Company’s equity compensation plans consisting of the Amended and Restated 2006 Equity Incentive Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	647,531(1)	$11.88	386,131(2)
Equity compensation plans not approved by security holders:	300,000 (3)	$7.94	—

Total	947,531	$10.63	386,131

(1)
Includes 166,212 shares of common stock issuable upon the exercise of outstanding vested options and 481,319 shares of common stock subject to unvested options. Does not include 266,284 shares of restricted stock as they have been reflected in our total shares outstanding.

(2)	As of December 28, 2013, there were 386,131 shares available for grants under the Amended and Restated 2006 Equity Incentive Plan.
(3) Consists of 300,000 shares of our common stock which are issuable upon exercise of a stock option granted to Mr. Woolf outside of the Amended and Restated 2006 Equity Incentive Plan as an employment inducement award in connection with the commencement of his employment as President and Chief Executive Officer in February 2013. Does not include a grant of 150,000 shares of restricted stock granted to Mr. Woolf as an employment inducement award, as this has been reflected in our total shares outstanding. These grants were made in reliance on NASDAQ Listing Rule 5635(c)(4).

STOCKHOLDER PROPOSALS FOR THE 2015 MEETING
Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in May 2015 must be received by us no later than December 5, 2014. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our amended and restated bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices less than 60 or more than 90 days prior to the date of the annual meeting and will not be placed on the agenda for the annual meeting. However, in the event that less than 70 days notice or public disclosure of the annual meeting is given to stockholders, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure of the annual meeting was made.
OTHER MATTERS
The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the annual meeting, it is the intention of the persons named in the proxy solicited by the board to vote the shares represented by them in accordance with their best judgment.

BODY CENTRAL CORP.
SECOND AMENDED AND RESTATED
2006 EQUITY INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Body Central Corp. Second Amended and Restated 2006 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Body Central Corp. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Cause” shall mean, with respect to any grantee, unless otherwise provided in an employment agreement or Award Certificate between the Company and such grantee, a determination by the Administrator that the grantee shall be dismissed as a result of (i) any material breach by the grantee of any agreement between the grantee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the grantee of the grantee’s duties to the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: net income, operating income, income from continuing operations, net sales, cost of sales, revenue, gross income, earnings (including before taxes and/or interest and/or depreciation and amortization), net earnings per share of Stock (including diluted earnings per share), price per share of Stock, cash flow, net cash provided by operating activities, net cash provided by operating activities less net cash used in investing activities, net operating profit, pre-tax profit, ratio of debt to debt plus equity, return on stockholder equity, total stockholder return, return on capital, return on assets, return on equity, return on investment, return on revenues, operating working capital, working capital as a percentage of net sales, cost of capital, average accounts receivable, economic value added, performance value added, customer satisfaction, customer loyalty and/or retention, market share, cost structure reduction, cost savings, operating goals, operating margin, profit margin, sales performance, comparable store sales and internal revenue growth, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.
“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award, provided that the Administrator shall generally not exercise such discretion to accelerate awards subject to Sections 7 and 8 except in circumstances involving the grantee’s death, disability, retirement or termination of employment, or a change in control (including a Sale Event);
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any

Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 500,000 shares plus (ii) the 2,046,209 shares of Stock that were previously reserved for issuance under the Plan, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market or otherwise using cash proceeds from the exercise of Options, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 150,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 2,500,000 shares of Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate or in any other written agreement between the Company and the grantee, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event that provision is made in connection with the Sale Event for the assumption or continuation of Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof, then, except as the Committee may otherwise specify with respect to particular Awards in the relevant Award certificate or in any other agreement between the Company and the grantee, any Award so assumed or continued or substituted therefor with time-based vesting, conditions or restrictions shall be deemed vested and exercisable in full upon the date on which the grantee’s employment or service relationship with the Company and its subsidiaries or successor entity, as the case may be, terminates if such termination occurs (i) within 24 months after such Sale Event, and (ii) such termination is by the Company or its Subsidiaries or successor entity without Cause.

SECTION 4.	ELIGIBILITY
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS
(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.
(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS
(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.	RESTRICTED STOCK AWARDS
(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Shares granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Shares granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Shares with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS
(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend

Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	PERFORMANCE SHARE AWARDS
(a)Nature of Performance Share Awards. The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.
(b)Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).
(c)Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
(a)Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.
(b)Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.
(c)Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d)Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 100,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof) or $1,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13.	DIVIDEND EQUIVALENT RIGHTS
(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.	Transferability of Awards
(a)Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15.	TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair

Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16.	Section 409A awards
To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17.	TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of employment:
(i)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.	AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants of Stock Options, Stock Appreciation Rights or any other Awards or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 19.	STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.	GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21.	EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22.	GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS: April 4, 2014
DATE APPROVED BY STOCKHOLDERS: ________________, 2014

BODY CENTRAL CORP.
6225 POWERS AVENUE
JACKSONVILLE, FL 32217

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72772-P49069 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BODY CENTRAL CORP.

The Board of Directors recommends you vote FOR the following:

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ! | ! | ! |

To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

______________________

Nominees

01) Donna R. Ecton
02) Scott M. Gallin

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

| | For | Against | Abstain |
|---|---|---|---|
| 2. Approval of an advisory resolution on executive compensation for fiscal 2013. | ! | ! | ! |
| 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2014. | ! | ! | ! |
| 4. Approval of the Company's Second Amended and Restated 2006 Equity Incentive Plan. | ! | ! | ! |

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, mark here. !
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

M72773-P49069

BODY CENTRAL CORP.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANN UAL MEETING OF STOCKHOLDERS
MAY 14, 2014

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Brian Woolf and Timothy J. Benson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Body Central Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 14, 2014, beginning at 9:00 a.m. local time, at the River Club, 35th Floor, One Independent Drive, Jacksonville, Florida 32202.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.

Address Changes/Comments: ______________________________

______________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side